UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 1, 2009
(Date of report)

August 31, 2009
(Date of earliest event reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)

(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Credit Agreement

     On August 31, 2009, in order to obtain longer term financing with a more flexible covenant package, Sotheby’s and certain of its wholly-owned subsidiaries (collectively the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with General Electric Capital Corporation (“GE Capital”), as Agent, GE Capital Markets, Inc. and HSBC Bank PLC as Joint Lead Arrangers and Joint Bookrunners, and the lenders named therein (collectively, the “Lenders”). In connection with the entry into the Credit Agreement, Sotheby’s terminated its senior secured revolving credit facility agented by Bank of America, N.A. (the “BofA Credit Agreement”), as discussed in Item 1.02 below.

     The following summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein. Terms used, but not defined, in this Form 8-K have the meanings set forth in the Credit Agreement.

     The Credit Agreement provides for a $200 million revolving credit facility to the Borrowers (the “Revolving Credit Facility”), with a sublimit of $50 million for borrowings by the U.K. Borrowers (as defined below). Borrowings under the Revolving Credit Facility may be used for general corporate purposes, including working capital and capital expenditures, and may be made from time to time until maturity on August 31, 2012. Up to $10 million of the Revolving Credit Facility may be used to issue letters of credit. Borrowings under the Revolving Credit Facility are limited by a borrowing base, which is equal to 85% of Eligible Art Loans (as defined below), plus 30% of Eligible Art Inventory (as defined below, but subject to a maximum amount of $50 million), plus 15% of Consolidated Net Tangible Assets (as defined below, but subject to a maximum balance of $20 million), subject to certain reserves. As of August 31, 2009, the borrowing capacity under the Credit Agreement was $136 million, as calculated under the borrowing base.

     Borrowings under the Revolving Credit Facility are available in either Dollars (to Borrowers located in the United States (“U.S. Borrowers”)) or Pounds Sterling (to Borrowers located in England (“U.K. Borrowers”)). Borrowings shall, at the Borrowers’ option, be either Dollar Index Rate Loans (for U.S. Borrowers only) or LIBOR Loans. Dollar Index Rate Loans bear interest from the applicable borrowing date at a rate per annum equal to (a) the highest of (i) the “Prime Rate” as quoted in The Wall Street Journal, (ii) the Federal Funds Rate plus 3%, or (iii) the LIBOR Rate plus 1.0%, plus (b) the Applicable Margin, as defined in the Credit Agreement and which is generally 3.0% to 3.5% based upon the level of outstanding borrowings under the Revolving Credit Facility. The LIBOR Rate for Dollars or Sterling, as the case may be, for an Interest Period is equal to (x) the highest of (i) the offered rate for deposits in such currency for a period equal to such Interest Period on the Reuters Screen LIBOR01 Page, (ii) if the Interest Period is less than three months, the offered rate for deposits in such currency on the Reuters Screen for an Interest Period of three months, and (iii) 2%, plus (y) the Applicable Margin, as defined in the Credit Agreement, and which is generally 4.0% to 4.5% based upon the level of outstanding borrowings under the Revolving Credit Facility.

     The Borrowers have the right to prepay loans under the Revolving Credit Facility, in whole or in part, at any time prior to maturity. If the Borrowers prepay or terminate the Revolving Credit Facility prior to the second anniversary of the closing, the Borrowers shall pay a fee of 1% if the prepayment occurs prior to the first anniversary or .50% if the prepayment occurs after the first anniversary and prior to the second anniversary. The Credit Agreement also includes certain mandatory prepayment provisions with respect to the Revolving Credit Facility in the event of dispositions of property or other events that result in certain net cash proceeds.

     The U.S. Borrowers and, subject to certain limitations, the U.K. Borrowers, are jointly and severally liable for all obligations under the Credit Agreement pursuant to the terms and conditions set forth in the Credit Agreement. In addition, certain subsidiaries of the Borrowers guaranty the obligations of the Borrowers under the Credit Agreement. The obligations under the Credit Agreement are secured by liens on all or substantially all of the personal property of the Borrowers and the guarantors.

     The Credit Agreement contains certain customary affirmative and negative covenants. Affirmative covenants include: furnishing to the Lenders periodic financial information of Sotheby’s and its subsidiaries; paying and discharging, at or before maturity, material obligations and liabilities; preservation of legal existence and corporate identity; maintenance of properties; compliance with all laws and regulations; maintaining proper insurance coverage; maintenance of books and records; limitations on capital expenditures; limitations on net outstanding auction guarantees and limitations on the use of proceeds from the credit extensions. Negative covenants include: limitations on the creation of liens, limitations on the incurrence of other indebtedness and making certain investments; and limitations on the ability to merge, liquidate, consolidate, dispose of assets or capital stock, and materially change the nature of the business. The Credit Agreement restricts quarterly dividend payments to the lesser of $0.05 per share or $4 million. The maximum level of quarterly dividend payments may be increased depending on the Fixed Charge Coverage Ratio covenant.

     The Credit Agreement contains the following financial covenants, which are only applicable during each Financial Covenant Compliance Period (as defined below):

  A minimum Fixed Charge Coverage Ratio (as defined below) covenant. Under this financial covenant, Sotheby’s Fixed Charge Coverage Ratio may not be less than (a) 1.00 to 1.00 for the twelve month period ending December 31, 2009, (b) 1.05 to 1.00 for the twelve month period ending March 31, 2010 and (c) 1.15 to 1.00 for the twelve month periods ending as of the last day of any fiscal quarter subsequent to March 31, 2010.

  A minimum EBITDA (as defined below) covenant. Under this financial covenant, Sotheby’s consolidated EBITDA may not be less than (a) $60 million for the twelve month period ending December 31, 2009, (b) $65 million for the twelve month period ending March 31, 2010, (c) $75 million for the twelve month periods ending June 30, 2010 and September 30, 2010, (d) $80 million for the twelve month period ending December 31, 2010 and (e) $100 million for the twelve month periods ending as of the last day of any fiscal quarter subsequent to December 31, 2010.

     The Credit Agreement also includes events of default (with customary grace periods), including: nonpayment of principal, interest, fees or other amounts when due; violations of covenants; inaccuracies of representations and warranties; cross-defaults; a material misstatement in any borrowing base certificate, the occurrence of certain insolvency proceedings; certain judgments; certain ERISA events; invalidity of loan documents; the occurrence of a Change of Control; and failure of collateral documents to create a lien.

     Sotheby’s incurred total fees related to the Credit Agreement of approximately $7 million, which will be amortized on a straight-line basis to interest expense over the three-year term of the facility. Additionally, commitment fees of 1.00% per annum will be charged to Sotheby’s for undrawn amounts available under the Revolving Credit Facility.

     Sotheby’s believes that operating cash flows, cash or any short-term investment balances and borrowings available under the Credit Agreement will be adequate to meet its anticipated short-term and long term commitments, operating needs and capital requirements for the next twelve months and through the expiration of the Credit Agreement. (See statement on Forward Looking Statements.)

     The following defined terms are used in this report:

  “Eligible Art Loans” means notes made in favor of, or loan advances made by, Sotheby’s or any of its subsidiaries in connection with their lending and financing activities that satisfy the eligibility criteria specified in the Credit Agreement. Notes and loan advances that shall not be considered “Eligible Art Loans” include: (a) any note or loan advance to the extent that such note or loan advance is secured by a lien on collateral located outside a permitted country (currently, the U.S., England and Wales are the only permitted countries), (b) any note or loan advance to the extent that such note or loan advance exceeds a loan to value ratio (i.e., principal loan amount divided by the low auction estimate of the collateral) of 50%, (c) any non-accrual note or loan advance, (d) any note or loan advance where the obligor’s obligation to pay is subject to a good faith dispute or under litigation, (e) any unsecured note or loan advance, (f) any note or loan advance with a final maturity date longer than 18 months from the date of calculation, and (g) any note or loan advance that is subject to a lien other than any lien created in favor of the Lenders.

  “Eligible Art Inventory” means all art inventory owned by the Borrowers that satisfy the eligibility criteria specified in the Credit Agreement. Art inventory that shall not be considered “Eligible Art Inventory” includes: (a) any art inventory owed as part of a joint venture or profit/loss sharing arrangement or otherwise not owned solely by a Borrower, unless such Borrower has ultimate control of the disposition of such art inventory, (b) any art inventory that is subject to a lien other than any lien created in favor of the Lenders, (c) any art inventory not located in the U.S., England or Wales or in transport between such countries, (d) any art inventory not held at a location owned or leased by a Borrower or at an acceptable storage facility, (e) any art inventory subject to good faith litigation challenging a Borrower’s rights in such art inventory and (f) any art inventory placed on consignment, unless such consignment is a Permitted Consignment (as defined in the Credit Agreement) or otherwise approved by the Agent.

  “Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (a) total liabilities, (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (c) the aggregate principal amount of all Eligible Art Loans and the value of all Eligible Art Inventory included in the borrowing base, all as set forth on the books and records of Sotheby’s and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles in the U.S. (“GAAP”).

  “Financial Covenant Compliance Period” means each period (i) commencing on any date on or after December 31, 2009 on which (a) average daily aggregate borrowing availability shall be less than $50 million for a period of 30 consecutive business days, (b) aggregate borrowing availability shall be less than $30 million on such date, or (c) the average daily outstanding principal balance of the revolving loan shall exceed $90 million for a period of 30 consecutive business days and (ii) continuing until the date on which (x) average daily aggregate borrowing availability shall have been equal to or greater than $50 million for a period of 30 consecutive business days following the commencement of such Financial Covenant Compliance Period, and (y) the average daily outstanding principal balance of the Revolving Credit Facility shall have been equal to or less than $90 million for a period of 30 consecutive business days following the commencement of such Financial Covenant Compliance Period.

  “Fixed Charge Coverage Ratio” means the ratio of (i) the sum of (a) EBITDA (as defined below) minus (b) capital expenditures (excluding the $85 million expended pursuant to Sotheby’s’ purchase of its York Avenue headquarters in New York) minus (c) cash income taxes paid (net of income tax refunds) to (ii) aggregate Fixed Charges (as defined below).

  “Fixed Charges” means an amount equal to (a) the aggregate of all interest expense plus (b) scheduled payments of principal with respect to Indebtedness (as defined in the Credit Agreement) plus (c) dividends and distributions paid in cash plus (d) payments with respect to purchases of Sotheby’s 7.75% Senior Notes or repurchases of Sotheby’s common stock minus (e) amortization of discounts on Sotheby’s 7.75% Senior Notes, 3.125% Convertible Notes, and amounts owed under the mortgage related to Sotheby’s York Avenue headquarters in New York, to the extent such amounts are included as interest expense on a non-cash basis minus (f) amounts included in interest expense in respect of amortization of (i) closing fees incurred in conjunction with the Credit Agreement and any fees related to amendments or termination of the BofA Credit Agreement and (ii) interest accrued on amounts payable on the Sotheby’s Deferred Compensation Plan.

  “EBITDA” means an amount equal to (a) consolidated net income determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) gain from extraordinary items and (iii) any non-recurring non-cash gains, plus (c) the sum of (i) the provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items, (iv) for the fiscal quarter ended December 31, 2008, certain auction guarantee losses not to exceed $11 million in the aggregate, (v) depreciation and amortization, (vi) the amount of any deduction to consolidated net income as a result of any grant of any stock (including restricted stock and stock options) and (vii) other non-recurring expenses which either (A) do not represent a cash item in such fiscal period or any future period or (B) do not exceed $25 million in the aggregate (when added to all other amounts determined under this clause (B)). For purposes of this definition, the following items shall be excluded in determining consolidated net income: (1) the income (or deficit) of any other entity prior to the date it became a subsidiary of, or was merged or consolidated into, Sotheby’s; (2) the income (or deficit) of any other entity (other than a subsidiary) in which Sotheby’s has an ownership interest, except to the extent any such income has actually been received by Sotheby’s in the form of cash dividends or distributions; (3) the undistributed earnings of any subsidiary of any such entity to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such subsidiary; (4) any net gain from the collection of the proceeds of life insurance policies; (5) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness (as defined in the Credit Agreement), of Sotheby’s; (6) in the case of a successor to Sotheby’s by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (7) any deferred credit representing the excess of equity in any subsidiary of any entity at the date of acquisition of such subsidiary over the cost to such entity of the investment in such subsidiary.

Item 1.02. Termination of a Material Definitive Agreement.

      On August 31, 2009, in connection with the execution of the Credit Agreement discussed in Item 1.01 above, Sotheby’s terminated the BofA Credit Agreement. The BofA Credit Agreement provided for borrowings of up to $150 million and was available through September 7, 2010.

      As a result of the termination of the BofA Credit Agreement, in the third quarter of 2009, Sotheby’s expensed approximately $2.6 million in fees related to the BofA Credit Agreement, which were previously being amortized over the remaining term of the agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

     On September 1, 2009, Sotheby’s issued a press release with respect to its entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit
No.
10.1	Credit Agreement, dated as of August 31, 2009, among Sotheby’s, certain of its subsidiaries,
General Electric Capital Corporation, as Agent and Lender, and the other lenders party thereto

99.1	Press Release of Sotheby’s, dated September 1, 2009.

FORWARD LOOKING STATEMENTS

     This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Sotheby’s has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief
Accounting Officer

Date:	September 1, 2009